Exhibit 99.1

IT Tech Packaging Inc. Announces third Quarter 2024 Unaudited Financial Results

BAODING, China, Nov. 15, 2024 /PRNewswire/ -- IT Tech Packaging Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the nine and three months ended September 30, 2024.

Third Quarter 2024 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2024	2023	% Change
Revenues	25.08	15.77	59.03%
Regular Corrugating Medium Paper (“CMP”)*	20.91	11.95	74.93%
Light-Weight CMP**	4.13	3.47	19.16%
Offset Printing Paper	-	0.07	-
Tissue Paper Products	-	0.26	-
Face Masks	-	0.02	-
Gross profit (loss)	1.92	(0.15)	1351.37%
Gross profit (loss) margin	7.64%	-0.97%	8.61pp	***
Regular Corrugating Medium Paper (“CMP”)*	7.54%	7.01%	0.53pp	****
Light-Weight CMP**	7.33%	-7.47%	14.80pp	****
Offset Printing Paper	-	7.53%	-
Tissue Paper Products***	-	-278.10%
Face Masks	-	-15.75%	-
Operating income（loss）	(1.46)	(2.48)	-41.07%
Net income (loss)	(1.97)	(1.98)	-0.07%
EBITDA	2.03	1.69	20.12%
Basic and Diluted earnings (loss) per share	(0.20)	(0.20)	-

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

●	Revenue increased by 59.03% to approximately $25.08 million as compared to the same period of last year. This was mainly due to the increase of sales volume of corrugating medium paper (“CMP”), partially offset by the decrease in average selling prices (“ASP”) of CMP.

●	Gross profit increased by 1351.37% to approximately $1.92 million as compared to the same period of last year. Total gross profit margin increased by 8.61 percentage point to 7.64%.

●	Loss from operations was approximately $1.46 million, compared to approximately $2.48 million for the same period of last year.

●	Net loss was approximately $1.97 million, or loss per share of $0.20, compared to net loss of approximately $1.98 million, or loss per share of $0.20, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $2.03 million, compared to$1.69 million for the same period of last year.

Revenue

For the third quarter of 2024, total revenue increased by 59.03%, to approximately $25.08 million from approximately $15.77 million for the same period of last year. This was mainly due to the increase of sales volume of corrugating medium paper (“CMP”), partially offset by the decrease in average selling prices (“ASP”) of CMP.

The following table summarizes revenue, volume and ASP by product for the third quarter of 2024 and 2023, respectively:

	For the Three Months Ended September 30,
	2024			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	20,910	62,121	337	11,954	34,186	350
Light-Weight CMP	4,134	12,763	324	3,470	10,210	340
Offset Printing Paper	-	-	-	69	170	407
Tissue Paper Products	-	-	-	264	241	1,096
Total	25,044	74,884	334	15,757	44,807	352

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	-	-	-	15	507	30

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by 62.38%, to approximately $25.04 million and accounted for 99.85% of total revenue for the third quarter of 2024, compared to approximately $15.42 million, or 97.79% of total revenue for the same period of last year. The Company sold 74,884 tonnes of CMP at an ASP of $334/tonne during the third quarter of 2024, compared to 44,396 tonnes at an ASP of $347/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by 74.93%, to approximately $20.91 million for the third quarter of 2024, compared to revenue of approximately $11.95 million for the same period of last year. The Company sold 62,121 tonnesof regular CMP at an ASP of $337/tonne during the third quarter of 2024, compared to 34,186 tonnes at an ASP of $350/tonne for the same period of last year. Revenue from light-weight CMP increased by 19.16%, to approximately $4.13 million for the third quarter of 2024, compared to revenue of approximately $3.47 million for the same period of last year. The Company sold 12,763 tonnes of light-weight CMP at an ASP of $324/tonne for the third quarter of 2024, compared to 10,210 tonnes at an ASP of $340/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the three months ended September 30, 2024, compared with revenue of $0.07 million for the same period of last year. The Company sold 170 tonnes of offset printing paper at an ASP of $407/tonne in the third quarter of 2023.

Revenue from tissue paper products was $nil for the third quarter of 2024, compared to $0.26 million for the third quarter of 2023. The Company sold 241 tonnes of tissue paper products at an ASP of $1,096/tonne during the third quarter of 2023.

Revenue from face masks was $nil for the third quarter of 2024, compared to $0.02 nillion for the same period of last year. The Company sold 507 thousand pieces of face masks during the third quarter of 2023.

Gross Profit and Gross Margin

Total cost of sales increased by 45.46%, to approximately $23.16 million for the third quarter of 2024 from approximately $15.92 million for the same period of last year.  This was mainly due to the increase in sales quantity of CMP, partially offset by the decrease of the unit material cost of CMP products. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $311, $300, $nil and $nil, respectively, for the third quarter of 2024, compared to $325, $365, $377 and $4,143 respectively, for the same period of last year.

Total gross profit was approximately $1.92 million for the third quarter of 2024, compare to the gross loss of approximately $0.15 million for the same period of last year as a result of factors described above. Overall gross profit margin was 7.64% for the third quarter of 2024, compared to gross loss margin of 0.97% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 7.54%, 7.33%, n/a, n/a and n/a, respectively, for the third quarter of 2024, compared to 7.01%, -7.47%, 7.53%, -278.10% and -15.75%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 44.83%, to approximately $3.38 million for the third quarter of 2024 from approximately $2.33 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $1.46 million for the third quarter of 2024, a decrease of 41.07%, from loss from operations of approximately $2.48 million for the same period of last year. Operating loss margin was 5.84% for the third quarter of 2024, compared to operating loss margin of 15.75% for the same period of last year.

Net Loss

Net loss was approximately $1.97 million, or loss per share of $0.20, for the third quarter of 2024, compared to net loss of approximately $1.98 million, or loss per share of $0.20, for the same period of last year.

EBITDA

EBITDA was approximately $2.03 million for the third quarter of 2024, compared to approximately $1.69 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2024	2023
Net loss	-1.97	-1.98
Add: Income tax	0.35	0.00
Net interest expense	0.17	0.25
Depreciation and amortization	3.48	3.42
EBITDA	2.03	1.69

Nine Months Ended September 30, 2024 Unaudited Financial Results

	For the Nine Months Ended September 30,
($ millions)	2024	2023	% Change
Revenues	58.20	65.58	-11.26%
Regular Corrugating Medium Paper (“CMP”)*	48.64	50.35	-3.39%
Light-Weight CMP**	9.44	11.07	-14.76%
Offset Printing Paper	-	3.23	-
Tissue Paper Products	-	0.83	-
Face Masks	-	0.10	-
Gross profit	5.58	0.75	644.60%
Gross profit (loss) margin	9.59%	1.14%	8.45pp	****
Regular Corrugating Medium Paper (“CMP”)*	9.44%	5.26%	4.18pp	****
Light-Weight CMP**	9.33%	1.68%	7.65pp	****
Offset Printing Paper	-	2.53%	-
Tissue Paper Products***	-	-258.64%	-
Face Masks	-	-9.26%	-
Operating loss	(4.42)	(5.78)	-23.50%
Net loss	(5.80)	(5.96)	-2.75%
EBITDA	5.94	5.73	3.66%
Basic and Diluted loss per share	(0.58)	(0.59)	-1.69%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

Revenue

For the nine months ended September 30, 2024, total revenue decreased by 11.26%, to approximately $58.20 million from approximately $65.58 million for the same period of last year. This was mainly due to the decrease in ASP of CMP, partially offset by the increase in sales quantity of regular CMP.

The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2024 and 2023, respectively:

	For the Nine Months Ended September 30,
	2024			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	48,644	140,574	346	50,353	135,912	370
Light-Weight CMP	9,440	28.345	333	11,074	31,106	356
Offset Printing Paper	-	-	-	3,225	5,573	579
Tissue Paper Products	-	-	-	831	726	1,145
Total	58,084	168,919	344	65,483	173,317	378

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	-	-	-	95	3,023	31

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 5.44%, to approximately $58.08 million and accounted for 99.81% of total revenue for the nine months ended September 30, 2024, compared to approximately $61.43 million, or 93.66% of total revenue for the same period of last year. The Company sold 168,919 tonnes of CMP at an ASP of $344/tonne in nine months ended September 30, 2024, compared to 167,018 tonnes at an ASP of $368/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 3.39%, to approximately $48.64 million for the nine months ended September 30, 2024, compared to revenue of approximately $50.35 million for the same period of last year. The Company sold 140,574 tonnesof regular CMP at an ASP of $346/tonne during the nine months ended September 30, 2024, compared to 135,912 tonnes at an ASP of $370/tonne for the same period of last year. Revenue from light-weight CMP decreased by 14.76%, to approximately $9.44 million for the nine months ended September 30, 2023, compared to revenue of approximately $11.07 million for the same period of last year. The Company sold 28,345 tonnes of light-weight CMP at an ASP of $333/tonne during the nine months ended September 30, 2023, compared to 31,106 tonnes at an ASP of $356/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the nine months ended September 30, 2024, compared to $3.23 million for the same period of last year. The Company sold 5,573tonnes of offset printing paper at an ASP of $579/tonne in the nine months ended September 30, 2023.

Revenue from tissue paper products was $nil for the nine months ended September 30, 2024, compared to $0.83million for the same period of last year. The Company sold 726 tonnes of tissue paper products at an ASP of $1,145/tonne during the nine months ended September 30, 2023.

Revenue from face masks was $nil for the nine months ended September 30, 2024, compared to $0.10 million for the same period of last year. The Company sold 3,023 thousand pieces of face masks during the nine months ended September 30, 2023.

Gross Profit and Gross Margin

Total cost of sales decreased by 18.85%, to approximately $52.61 million for the nine months ended September 30, 2024 from approximately $64.83 million for the same period of last year. This was mainly due to the decrease in the unit material costs of CMP.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $313, $302, n/a and n/a, respectively, for the nine months ended September 30, 2024, compared to $351, $350, $564 and $4,107, respectively, for the same period of last year.

Total gross profit was approximately $5.58 million for the nine months ended September 30, 2024, compare to the gross profit of approximately $0.75 million for the same period of last year as a result of factors described above. Overall gross margin was 9.59% for the nine months ended September 30, 2024, compared to 1.14% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 9.44%, 9.33%, n/a, n/a and n/a, respectively, for the nine months ended September 30, 2024, compared to 5.26%, 1.68%, 2.53%, -258.64% and -9.26%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 62.51%, to approximately $10.00 million for the nine months ended September 30, 2024 from approximately $6.15 million for the same period of last year.

Loss from Operations

Loss from operations was approximately $4.42 million for the nine months ended September 30, 2024, a decrease of 23.50%, from loss from operations of approximately $5.78 million for the same period of last year. Operating loss margin was 7.59% for the nine months ended September 30, 2024, compared to operating loss margin of 8.81% for the same period of last year.

Net Loss

Net loss was approximately $5.80 million, or loss per share of $0.58, for the nine months ended September 30, 2024, compared to net loss of approximately $5.96 million, or loss per share of $0.59, for the same period of last year.

EBITDA

EBITDA was approximately $5.94 million for the nine months ended September 30, 2024, compared to approximately $5.73 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2024	2023
Net loss	-5.80	-5.96
Add: Income tax	0.80	0.35
Net interest expense	0.59	0.77
Depreciation and amortization	10.35	10.57
EBITDA	5.94	5.73

Cash, Liquidity and Financial Position

As of September 30, 2024, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $4.41million, $5.95million and $4.57 million, respectively, compared to approximately $3.92million, $8.03million and $4.50 million, respectively, as of December 31, 2023.

Net accounts receivable was approximately $1.73 million as of September 30, 2024, compared to $0.58 million as of December 31, 2023. Net inventory was approximately $5.73 million as of September 30, 2024, compared to approximately $3.56 million as of December 31, 2023. As of September 30, 2023, the Company had current assets of approximately $32.97 million and current liabilities of approximately$20.75 million, resulting in a working capital of approximately $12.22 million. This was compared to current assets of approximately $28.36 million and current liabilities of approximately $21.42 million, resulting in a working capital of approximately $6.94 million as of December 31, 2023.

Net cash provided by operating activities was approximately $2.83 million for the nine months ended September 30, 2024, compared to approximately $7.49 million for the same period of last year. Net cash used in investing activities was approximately $0.32 million for the nine months ended September 30, 2024, compared to approximately $9.21 million for the same period of last year. Net cash provided by financing activities was approximately $2.11 million for the nine months ended September 30, 2024, compared to approximately $2.00 million for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Forward-looking Statement

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,”“may,”“expects,”“projects,”“anticipates,”“plans,”“believes,”“estimate,”“should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

Email: ir@itpackaging.cn
Tel: +86 312 8698215

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2024 AND DECEMBER 31, 2023

(unaudited)

	September 30,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and bank balances	$4,414,848	$3,918,938
Restricted cash	478,066	472,983
Accounts receivable (net of allowance for doubtful accounts of $42,533 and $11,745 as of September 30, 2024 and December 31, 2023, respectively)	1,727,370	575,526
Inventories	5,732,539	3,555,235
Prepayments and other current assets	19,384,595	18,981,290
Due from related parties	1,237,479	853,929

Total current assets	32,974,897	28,357,901

Operating lease right-of-use assets, net	459,612	528,648
Property, plant, and equipment, net	154,755,386	163,974,022
Value-added tax recoverable	1,828,344	1,883,078

Total Assets	$190,018,239	$194,743,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$856,238	$423,567
Current portion of long-term loans	4,365,385	6,874,497
Lease liability	249,976	100,484
Accounts payable	-	4,991
Advance from customers	37,101	136,167
Due to related parties	732,982	728,869
Accrued payroll and employee benefits	362,996	237,842
Other payables and accrued liabilities	13,800,118	12,912,517
Income taxes payable	349,828	-

Total current liabilities	20,754,624	21,418,934

Long-term loans	4,566,601	4,503,932
Lease liability - non-current	372,966	483,866
Derivative liability	3	54

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $19,074 627 and $20,084,995 as of September 30, 2024 and December 31, 2023, respectively)	25,694,194	26,406,786

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of September 30, 2024 and December, 31, 2023.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(8,770,123)	(10,555,534)
Retained earnings	77,830,757	83,628,986

Total stockholders’ equity	164,324,045	168,336,863

Total Liabilities and Stockholders’ Equity	$190,018,239	$194,743,649

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenues	$25,081,500	$15,771,560	$58,195,129	$65,582,351

Cost of sales	(23,164,119)	(15,924,783)	(52,613,335)	(64,832,715)

Gross Profit (Loss)	1,917,381	(153,223)	5,581,794	749,636

Selling, general and administrative expenses	(3,381,502)	(2,334,746)	(9,999,833)	(6,153,513)
Loss on impairment of assets	-	3,456	-	(371,680)

Loss from Operations	(1,464,121)	(2,484,513)	(4,418,039)	(5,775,557)

Other Income (Expense):
Interest income	7,313	93,298	12,303	283,203
Interest expense	(171,430)	(247,818)	(593,271)	(767,668)
Gain on derivative liability	2	660,429	51	646,020

Loss before Income Taxes	(1,628,236)	(1,978,604)	(4,998,956)	(5,614,002)

Income Tax (Expenses) Benefits	(345,710)	3,236	(799,273)	(348,024)

Net Loss	(1,973,946)	(1,975,368)	(5,798,229)	(5,962,026)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	2,843,180	1,143,608	1,785,411	(5,417,331)

Total Comprehensive Income (Loss)	$869,234	$(831,760)	$(4,012,818)	$(11,379,357)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.20)	$(0.20)	$(0.53)	$(0.59)

Outstanding – Basic and Diluted	10,065,920	10,065,920	10,065,920	10,065,920

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023

Cash Flows from Operating Activities:
Net income	$(5,798,229)	$(5,962,026)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,346,181	10,573,288
(Gain) Loss on derivative liability	(51)	(646,020)
(Gain) Loss from disposal and impairment of property, plant and equipment	-	956,406
(Recovery from) Allowance for bad debts	30,262	(815,317)
Allowances for inventories, net	(2,951)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,160,996)	(2,037,003)
Prepayments and other current assets	(122,747)	7,968,553
Inventories	(2,108,280)	(2,631,661)
Accounts payable	(4,979)	101,328
Advance from customers	(99,219)	19,140
Related parties	(365,452)	120,298
Accrued payroll and employee benefits	121,000	141,773
Other payables and accrued liabilities	1,651,302	119,132
Income taxes payable	345,270	(413,777)
Net Cash Provided by Operating Activities	2,831,111	7,494,114

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(315,152)	(9,211,711)

Net Cash Used in Investing Activities	(315,152)	(9,211,711)

Cash Flows from Financing Activities:
Proceeds from short term bank loans	845,082	852,988
Proceeds from long term loans	-	2,558,963
Repayment of bank loans	(2,957,788)	(5,549,150)
Payment of capital lease obligation	-	(130,470)
Loan to a related party (net)	-	4,264,938

Net Cash (Used in) Provided by Financing Activities	(2,112,706)	1,997,269

Effect of Exchange Rate Changes on Cash and Cash Equivalents	97,740	(366,599)

Net Increase (Decrease) in Cash and Cash Equivalents	500,993	(86,927)

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	4,391,921	9,524,868

Cash, Cash Equivalents and Restricted Cash - End of Period	$4,892,914	$9,437,941

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$382,493	$1,118,672
Cash paid for income taxes	$454,003	$761,801

Cash and bank balances	4,414,848	9,437,941
Restricted cash	478,066	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	4,892,914	9,437,941